Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-3
(Form Type)
Domo, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class B Common Stock, par value $0.001 per share	457(o)	(1)	(1)	(1)	—	—
	Equity	Preferred Stock	457(o)	(1)	(1)	(1)	—	—
	Debt	Debt Securities	457(o)	(1)	(1)	(1)	—	—
	Equity	Depositary Shares	457(o)	(1)	(1)	(1)	—	—
	Equity	Warrants	457(o)	(1)	(1)	(1)	—	—
	Other	Subscription Rights	457(o)	(1)	(1)	(1)	—	—
	Other	Purchase Contracts	457(o)	(1)	(1)	(1)	—	—
	Other	Units	457(o)	(1)	(1)	(1)	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$300,000,000	$147.60 per $1,000,000	$44,280
	Total Offering Amounts					$300,000,000		$44,280
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$44,280
(1)An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.